Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To: Social Reality, Inc.

As independent registered public accountants, we consent to the incorporation by reference in this Registration Statement on Form S-1 of our report, which includes an explanatory paragraph regarding the substantial doubt about the company’s ability to continue as a going concern, dated April 1, 2013, included in Social Reality, Inc. Annual Report on Form 10-K for the year ended December 31, 2012, and to all references to our firm under caption Experts appearing in this Registration Statement.

/s/ RBSM, LLP

New York, New York

January 28, 2014